Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Explanatory Note” in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-272826), and the caption "Experts" in the Registration Statement (Form S-3 No. 333-272826) and related Prospectus of Virgin Galactic Holdings, Inc. and to the incorporation by reference therein of our report dated February 26, 2025, with respect to the consolidated financial statements of Virgin Galactic Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Wichita, Kansas
May 9, 2025